Exhibit (99)(c)

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except per share data)	March 31, 2006	December 31, 2005
ASSETS
Cash and due from banks	$12,668	15,072
Interest-bearing bank balances	1,563	2,638
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $8,721 at March 31, 2006, $546 repledged)	18,807	19,915

Total cash and cash equivalents	33,038	37,625

Trading account assets	39,385	42,704
Securities	118,818	114,889
Loans, net of unearned income	280,932	259,015
Allowance for loan losses	(3,036)	(2,724)

Loans, net	277,896	256,291

Loans held for sale	7,859	6,405
Premises and equipment	5,194	4,910
Due from customers on acceptances	968	824
Goodwill	23,443	21,807
Other intangible assets	1,523	1,208
Other assets	33,718	34,092

Total assets	$541,842	520,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	67,365	67,487
Interest-bearing deposits	261,199	257,407

Total deposits	328,564	324,894
Short-term borrowings	55,390	61,953
Bank acceptances outstanding	985	892
Trading account liabilities	17,846	17,598
Other liabilities	16,070	15,986
Long-term debt	70,218	48,971

Total liabilities	489,073	470,294

Minority interest in net assets of consolidated subsidiaries	2,980	2,900

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at March 31, 2006	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.608 billion shares at March 31, 2006	5,362	5,189
Paid-in capital	34,291	31,172
Retained earnings	11,724	11,973
Accumulated other comprehensive income, net	(1,588)	(773)

Total stockholders’ equity	49,789	47,561

Total liabilities and stockholders’ equity	$541,842	520,755

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2006	2005
INTEREST INCOME
Interest and fees on loans	$4,321	3,174
Interest and dividends on securities	1,565	1,426
Trading account interest	325	378
Other interest income	496	475

Total interest income	6,707	5,453

INTEREST EXPENSE
Interest on deposits	1,779	1,050
Interest on short-term borrowings	718	601
Interest on long-term debt	720	389

Total interest expense	3,217	2,040

Net interest income	3,490	3,413
Provision for credit losses	61	36

Net interest income after provision for credit losses	3,429	3,377

FEE AND OTHER INCOME
Service charges	574	513
Other banking fees	428	351
Commissions	639	599
Fiduciary and asset management fees	745	714
Advisory, underwriting and other investment banking fees	302	233
Trading account profits (a)	219	108
Principal investing	103	59
Securities losses	(48)	(2)
Other income (a)	555	420

Total fee and other income	3,517	2,995

NONINTEREST EXPENSE
Salaries and employee benefits	2,697	2,401
Occupancy	275	250
Equipment	280	265
Advertising	47	44
Communications and supplies	167	162
Professional and consulting fees	167	127
Other intangible amortization	92	115
Merger-related and restructuring expenses	68	61
Sundry expense	446	447

Total noninterest expense	4,239	3,872

Minority interest in income of consolidated subsidiaries	95	64

Income before income taxes	2,612	2,436
Income taxes	884	815

Net income	$1,728	1,621

PER COMMON SHARE DATA
Basic earnings	$1.11	1.03
Diluted earnings	1.09	1.01
Cash dividends	$0.51	0.46
AVERAGE COMMON SHARES
Basic	1,555	1,571
Diluted	1,586	1,603

(a)	Amounts presented in 2005 have been reclassified to conform to the presentation in 2006.